EXHIBIT 8.1

      (215) 569-5500
      (215) 569-5555
                                                     March 2, 2001
Global Information Group USA Inc.
One Rockefeller Plaza
New York, NY 10020

         Re: ADVA International, Inc - - Acquisition of Global Information Group USA Inc.

Ladies and Gentlemen:

         You have requested our opinion (the "Opinion") concerning certain Federal income tax consequences of the acquisition of all of the issued and outstanding capital stock of Global Information Group USA Inc., a Delaware corporation (the "Company") by ADVA International Inc., a Delaware corporation ("ADVA"), pursuant to an Agreement of Stock Exchange dated June 19, 2000 and amended as of February 2, 2001 (the "Agreement") by and among: (i) ADVA; (ii) the Company; and (iii) Anthony E. Mohr, Jolec Trading Limited, Hugo Heerema, FOG Investments, Ltd., Gorilla Ventures N.V., Linares Capital Limited, Heydael
B.V., Henry B. G. Sijthoff, Charles Langereis, Jouke V.J.P. Brada, Femia E. van Wulfften Palthe, Leonard van Hulst, Nicole E.A.M. Aarts, Fiona N. van Hulst, Viewmont Holdings Limited, Moana Lake Finance Corp., Sorensen's Securities Ltd. and Hacken Investments Limited (collectively, the "Sellers"). Pursuant to the Agreement, ADVA will acquire all of the issued and outstanding Company common stock owned by the Sellers (the "Company Shares") solely in exchange for shares of ADVA's common stock (the "ADVA Shares") (the "Share Exchange"). Our Opinion is based upon our understanding of the facts of and incident to the transaction, as set forth in the Agreement, and upon the condition that those facts are true, correct and complete. Further, our Opinion is issued in reliance upon the Officer's Certificates of ADVA and the Company dated as of today and provided to us for the purpose of issuing this Opinion. This Opinion is being furnished pursuant to Section 6.2.5 of the Agreement, and all defined terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement.

         In connection with our Opinion, we have examined the Agreement and such other documents as we have deemed necessary or appropriate. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this Opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of ADVA, the Company and others. In particular, we have relied upon certain representations of the management of ADVA and the Company in the Officer's Certificates provided to us for purposes of issuing this Opinion.

Global Information Group USA Inc.
March 2, 2001
Page 2

         In addition, we have assumed that (i) the Share Exchange will be reported by ADVA, the Company and the Sellers on their respective federal income tax returns in a manner consistent with the Opinion set forth below and (ii) any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

         Our Opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code")(1), applicable Treasury Regulations promulgated thereunder, and rulings, procedures, and other pronouncements published by the Internal Revenue Service (the "Service") and on judicial interpretations of the Code. Such laws, regulations, rulings, case law and pronouncements are subject to change at any time, and such change may adversely affect the continuing validity of the Opinion set forth below.

         Based solely upon the foregoing and provided that the transaction contemplated by the Agreement is consummated in the manner described in the Agreement, we are of the opinion that under present law, for Federal income tax purposes:

                  The Share Exchange will qualify as a tax-free exchange pursuant to Section 351 and/or Section 368(a)(1)(B) of the Code.

         This letter expresses our views only as to the specific issues addressed above. No opinion is expressed concerning the Federal income tax treatment of the transaction under any provision of the Code not specifically referenced herein. No opinion is expressed with respect to foreign, state and local taxes, Federal or state securities law, or any other foreign, Federal, state or local law not expressly referenced herein.

         Our Opinion sets forth our legal judgment, and is not binding on the Service or any other person. Therefore, there can be no assurance that the conclusions set forth herein would be sustained by a court if challenged.

         We undertake no obligation to update the Opinion expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and may not be reproduced, quoted in whole or in part, referred to in any other context, filed with any governmental agency, or relied upon for any purpose by any other person without our express written consent.

                                         Very truly yours,


                                         BLANK ROME COMISKY & McCAULEY LLP


--------
(1) Unless otherwise indicated, all section references are to sections of the Code.